Chisholm
Bierwolf
&
Nilson, LLC Certified Public Accountants

Todd D. Chisholm, Audit Partner
Nephi J. Bierwolf, Tax Partner
Troy F. Nilson, Audit Partner

533 West 2600 South, Suite 25 • Bountiful, Utah 84010 • Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbncpa.com

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-141031) of The Stallion Group, of our report dated August 27, 2008 relating to the financial statements of The Stallion Group, which appears in the Form 10-K. Our report contains an explanatory paragraph regarding The Stallion Group's ability to continue as a going concern.

Chisholm, Bierwolf & Nilson

Chisholm Bierwolf & Nilson, CPA
Bountiful, UT
September 3, 2008